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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


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         Date of Report (Date of earliest event reported): June 5, 1996



                          GENESIS HEALTH VENTURES, INC.
             (Exact name of Registrant as specified in its charter)
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            Pennsylvania                                   1-11666                                    06-1132947
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  (State or other jurisdiction of                  (Commission File Number)                        (I.R.S. Employer
   incorporation or organization)                                                               Identification Number)

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                              148 West State Street
                       Kennett Square, Pennsylvania 19348
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          (Address of principal executive offices, including zip code)




  Registrant's telephone number, including area code:        (610) 444-6350
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Item 5.  Other Events.

         On June 5, 1996, Genesis Health Ventures, Inc. ("Genesis"), pursuant to a Stock Purchase Agreement and Merger Agreement entered into on April 1, 1996 (the "Acquisition Agreements"), (a) purchased from Michael Bronfein, Jessica Bronfein, Stanton Ades and Renee Ades (the "Sellers") all of the outstanding shares of capital stock of Medical Services Group, Inc., a Maryland corporation ("MSG"), CareCard, Inc., a Maryland corporation ("CCI"), Transport Services, Inc., a Maryland corporation ("TSI") and NeighborCare Pharmacies, Inc., a Maryland corporation ("NCP"), (b) purchased from The Chase Manhattan Bank, N.A. ("Chase") warrants held by Chase exercisable for the purchase of approximately 11% of the capital stock of each of MSG, CCI, TSI and NCP, (c) acquired by merger Professional Pharmacy Services, Inc., a Maryland corporation ("PPS") and
(d) in connection with such merger, had the outstanding warrants to acquire shares of PPS capital stock held by Chase canceled. MSG, CCI, TSI, NCP and PPS are referred to hereinafter collectively as NeighborCare. Based in Baltimore, Maryland, NeighborCare operates institutional and retail pharmacy and infusion therapy businesses.

         The total consideration paid by Genesis was approximately $57.3 million, including assumed debt. The purchase price was comprised of approximately $47.3 million in cash, a portion of which was used to repay assumed debt, and 312,744 shares of Genesis Common Stock and is subject to post-closing adjustments.

         NCP is a defendant in a civil antitrust action in the United States District Court for the District of Maryland filed February 20, 1996, by Merck-Medco Managed Care, Inc. ("Merck-Medco") against NCP and four other pharmacy companies (the "Pharmacy Defendants"). The Complaint alleges that the State of Maryland awarded a contract to Merck-Medco to administer the prescription drug benefits for certain Maryland State employees and their families (the "Maryland Network"). The Complaint also alleges that the Pharmacy Defendants refused to participate in, and boycotted, the Maryland Network and that, as a result of Pharmacy Defendants' actions, the State of Maryland terminated the Medco contract. The Complaint further alleges that the Pharmacy Defendants actions constituted a violation of federal and state anti-trust laws and tortious interference with contract. Plaintiff seeks, inter alia, injunctive relief and compensatory and punitive damages, including treble damages. The Pharmacy Defendants have filed answers to the Complaint denying liability. In addition, the Federal Trade Commission has commenced an investigation to determine whether persons engaged in the provision of pharmacy services in Maryland, including, inter alia, NCP and the other Pharmacy Defendants, have engaged in unlawful concerted activities for the purpose of increasing reimbursement rates or otherwise restricting competition in the provision of prescription drug services. The Sellers have agreed to indemnify the Company for losses (other than losses over $100,000 and less than $250,000) related to the above-referenced actions; however, there can be no assurance that the Sellers will have sufficient assets to make any required payments under the indemnification agreement. The Company believes, based upon representations made by NeighborCare, that NCP has defenses to the claims, intends to vigorously defend such claims and believes, in light of the foregoing and the indemnification provisions, that any amount paid or accrued with respect to these matters will not have a material adverse effect on the financial position or results of operations of the Company. However, there can be no assurance as to the outcome of these matters and that they will not have a material adverse effect on the financial position or results of operations of the Company.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GENESIS HEALTH VENTURES, INC.



                                       By: /s/ George V. Hager, Jr.
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                                          George V. Hager, Jr.
                                          Senior Vice President and
                                          Chief Financial Officer


Date: June 6, 1996

















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